NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock of Dollar Thrifty Automotive Group, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on December 14, 2012, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that, as of November 19, 2012, the Company had fewer than 600,000 publicly-held shares of Common Stock as a result of a tender offer made by HDTMS, Inc. an indirect wholly owned subsidiary of Hertz Global Holdings, Inc. The tender offer expired at 5:00 PM on November 16, 2012. 1. Section 802.01A of the Exchange's Listed Company Manual states, in part, that the Exchange would normally give consideration to prompt initiation of suspension and delisting proceedings with respect to a security of a company when the 'number of publicly-held shares is less than 600,000.' 2. The Exchange, on November 19, 2012, determined that the Common Stock should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by letter on November 19, 2012. 3. Pursuant to the above authorization, a press release was issued on November 19, 2012, and an announcement was made immediately on the 'ticker' of the Exchange on November 19, 2012 of the suspension of trading in the Common Stock. Similar information was included on the Exchange’s website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company indicated it would not appeal the decision. Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.